                                                                       EXHIBIT B

                                                               EXECUTION VERSION

--------------------------------------------------------------------------------

                           FIRST AMENDED AND RESTATED
                             SHAREHOLDERS AGREEMENT




                                      AMONG



                            PRIDE INTERNATIONAL, INC.



                          FIRST RESERVE FUND VII, L.P.

                                       AND



                          FIRST RESERVE FUND VIII, L.P.


                                 MARCH 31, 2000

--------------------------------------------------------------------------------

                           FIRST AMENDED AND RESTATED
                             SHAREHOLDERS AGREEMENT

         This First Amended and Restated Shareholders Agreement (this "Agreement") is entered into as of the 31st day of March, 2000 by and among Pride International, Inc., a Louisiana corporation (the "Company"), First Reserve Fund VII, L.P., a Delaware limited partnership ("First Reserve VII"), and First Reserve Fund VII, L.P., a Delaware limited partnership ("First Reserve VIII") (collectively, "First Reserve").

                                   WITNESSETH:

         WHEREAS, pursuant to that certain Securities Purchase Agreement entered into by and between First Reserve VII and the Company dated as of May 5, 1999, as amended (as so amended, the "Purchase Agreement"), First Reserve VII received upon consummation of the transactions contemplated by the Purchase Agreement, shares of Common Stock, no par value, of the Company;

         WHEREAS, pursuant to that certain Securities Purchase Agreement entered into by and among First Reserve VIII, the Company and Twin Oaks Financial Ltd. dated as of March 31,2000 (the "Second Purchase Agreement"), First Reserve VIII received upon consummation of the transactions contemplated thereby additional shares of Common Stock (the shares of Common Stock acquired pursuant to the Purchase Agreement together with the shares of Common Stock acquired pursuant to the Second Purchase Agreement are collectively referred to herein as the "Common Stock"); and

         WHEREAS, the parties hereto desire to reflect herein the agreements relating to representation of First Reserve on the Board of the Company described in Section 5.7 of the Purchase Agreement and to set forth certain additional agreements among them relating to the First Reserve Group's (as defined below) acquisition and ownership of Company Securities.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

                                    ARTICLE 1
                                  DEFINED TERMS

         Section 1.1 Defined Terms. The following capitalized terms when used in this Agreement shall have the following meanings:

         "Affiliate" shall have the respective meanings assigned thereto in Rule 405 as presently promulgated under the Securities Act.

         "Amethyst Agreement" means the Put and Exchange Agreement dated September 14, 1999 between the Company and First Reserve.

         "beneficial ownership" and "group" shall have the respective meanings assigned thereto in Rules 13d-3 and 13d-5 as presently promulgated under the Exchange Act.

         "Board" means the Board of Directors of the Company.

         "Common Stock" has the meaning assigned in the Recitals to this Agreement.

         "Company Securities" means, collectively, the Common Stock and any class or series of the Company's preferred stock, and any other securities, warrants or options or rights of any nature (whether or not issued by the Company) that are convertible into, exchangeable for, or exercisable for the purchase of, or otherwise give the holder thereof any rights in respect of Common Stock, or any class or series of Company preferred stock that is entitled to vote generally for the election of directors or otherwise.

         "Director" means any member of the Board.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "First Reserve Group" means, collectively, First Reserve and its Affiliates; provided, however, that a Person shall not be deemed a member of the First Reserve Group if the only reason that such Person would be deemed an Affiliate of First Reserve is because it is (a) a limited partner of First Reserve, (b) an operating company in which First Reserve (and/or any other fund or funds similar to First Reserve that is controlled by, controlling or under common control with First Reserve) has an investment, but in which First Reserve and such other funds do not, in the aggregate (i) have at least a majority of the voting power (defined in a manner consistent with the definition of Voting Power set forth herein with respect to the Company) of the securities of such operating company, or (ii) the contractual right to designate at least a majority of the members of the board of directors (or similar governing body) of such operating company, or (c) an Affiliate of an operating company described in clause (b) who is not otherwise an Affiliate of the First Reserve Group.

         "Own Company Securities" means from and after the first date upon which the aggregate amount invested by the First Reserve Group in the Company equals or exceeds $50 million (regardless of whether, as a result of share repurchases, dividends or otherwise, the First Reserve Group's investment in the Company subsequently becomes less than $50 million); provided, however, the First Reserve Group shall not be deemed to "Own Company Securities" after the date (after such date on which the First Reserve Group is first deemed to Own Company Securities) that its aggregate direct or indirect beneficial ownership of capital stock of the Company constitutes or would be convertible into or exchangeable for less than 5% of the then outstanding shares of Common Stock.

         "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity of whatever nature.

         "Purchase Agreement" shall have the meaning assigned in the Recitals to this Agreement.

         "Purchase Agreements" means, when the plural is used, the Purchase Agreement and the Second Purchase Agreement, collectively.

         "Registration Rights Agreement" means the provisions of Article 5 hereof, as amended, modified or supplemented from time to time.

         "Second Purchase Agreement" shall have the meaning assigned in the Recitals to this Agreement.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Termination Date" means April 1, 2006.

         "Voting Power" means, at, any measurement date, the total number of votes that could have been cast in an election of directors of the Company had a meeting of the stockholders of the Company been duly held based upon a record date as of the measurement date if all Company Securities then outstanding and entitled to vote at such meeting were present and voted to the fullest extent possible at such meeting.

         Section 1.2 Other Definitions. Definitions applicable to the Registration Rights Agreement provisions of this Agreement are found in Article 5 hereof.

         Section 1.3 Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter, and the singular shall include the plural, and vice versa. Except as specified otherwise, all references to Articles and Sections refer to articles and sections of this Agreement, and all references to exhibits are to Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes. The word "including" shall mean "including, without limitation" unless the context otherwise requires.

                                    ARTICLE 2
                           BOARD OF DIRECTORS; VOTING

         Section 2.1 Election of Directors. (a) For so long as First Reserve or any of the First Reserve Group collectively Own Company Securities, First Reserve shall have the right (i) to nominate one person for election to the Board; provided, however, that the person nominated shall be a managing director or other higher official of First Reserve Corporation or otherwise be reasonably acceptable to the Company, and (ii) (A) to receive all notices, reports and other communications sent to Directors at the same time they are transmitted to Directors, and to receive reasonable notice of and to have one representative attend any meeting of the Company's Board, (B) to consult with and advise members of senior management of the Company, and (C) upon reasonable notice, to have access to the books and records of the Company. If at any time more than one member of the First Reserve Group shall be the owner of Company Securities, First Reserve shall have the right set forth in subparagraph (i) of this Section 2.1(a) and may delegate (with notice to the Company) any of the rights set forth in subparagraph (ii) of this Section 2.1(a) to the extent deemed advisable by First Reserve in order to comply with laws and regulations applicable to the First Reserve Group and the members thereof. First Reserve hereby designates William
E. Macaulay as its initial nominee for election to the Company's Board.

         (b) The Company agrees with First Reserve that the Company will take all steps necessary to increase the authorized number of members of the Board by one and to have the person initially designated by First Reserve appointed to the Company's Board of Directors on the Closing Date (as such term is defined in the Purchase Agreement). At each subsequent election of directors at which the term of the nominee of First Reserve as a director of the Company expires, the Company will nominate the designee of First Reserve for election to the Company's Board for the succeeding term for which Directors are elected, will recommend his or her election to the Company's stockholders and otherwise will use its reasonable best efforts to cause the Company's stockholders to elect the designee of First Reserve to the Company's Board. The Company shall use its reasonable best efforts to solicit from its stockholders proxies voted in favor of such nominee, and shall vote all management proxies in favor of such nominee, except for such proxies that specifically indicate to the contrary. The rights set forth in this Section 2.1(a) shall survive until the termination of this Agreement as provided in Section 6.1 hereof.

         (c) In the event that any Director designated pursuant to Section 2.1(a) for any reason ceases to serve as a member of the Board during his term of office, First Reserve shall be entitled to designate a successor Director to fill the vacancy created thereby on the terms and subject to the conditions of this Section 2.1. If and to the extent that the remaining members of the Board are entitled to fill vacancies on the Board, upon the occurrence of any vacancy, the Board will promptly take any actions necessary to fill such vacancies in accordance with the foregoing provision in order to cause the election of the nominee of First Reserve.

         Section 2.2 No Inconsistent Company Actions. The Company hereby agrees not to take any action inconsistent with the provisions of Section 2.1.

                                    ARTICLE 3
                   ACQUISITION AND SALE OF COMPANY SECURITIES

         Section 3.1. Company Securities. First Reserve covenants and agrees with the Company that, without the consent of the Company, except for the Company Securities acquired pursuant to the Purchase Agreements or any similar agreement to which the Company and First Reserve (or its Affiliates or designees) are parties, any Company Securities acquired with the consent of the Company and any Company Securities issued pursuant to a stock split, stock dividend or recapitalization with respect to such Company Securities, no member of the First Reserve Group shall, directly or indirectly, acquire any Company Securities, if the effect of such acquisition, agreement or other action would be to increase the aggregate beneficial ownership of Company Securities by the First Reserve Group by an amount equal to 3% or more of either the Voting Power or the number of outstanding shares of any class or series of Company Securities.

         Section 3.2 Distribution of Company Securities. First Reserve covenants that it shall not, and that it shall cause each other member of the First Reserve Group that it controls not to, directly or indirectly, sell, transfer beneficial ownership of, pledge, hypothecate or otherwise dispose of any Company Securities, except by conversion, exchange or exercise of such Company Securities pursuant to their terms in a manner not otherwise in violation of Section 3.1 or pursuant to:

                  (a) a bona fide pledge of or the granting of a security interest or any other lien or encumbrance in such Company Securities to a lender that is not a member of the First Reserve Group to secure a bona fide loan for money borrowed made to one or more members of the First Reserve Group, the foreclosure of such pledge or security interest or any other lien or encumbrance that may be placed involuntarily upon any Company Securities, or the subsequent sale or other disposition of such Company Securities by such lender or its agent;

                  (b) a transfer, assignment, sale or disposition of such Company Securities to another member of the First Reserve Group that has signed this Agreement;

                  (c) a distribution of Company Securities to any partner of First Reserve; provided that any distributee that is a member of the First Reserve Group has signed this Agreement; and provided, further that any arrangements coordinated or initiated by or on behalf of First Reserve to assist its limited partners in the sale of Company Securities distributed to them must comply with the provisions of this Section 3.2;

                  (d) sales in public offerings registered under the Securities Act;

                  (e) sales effected in compliance with the provisions of Rule 144 under the Securities Act;

                  (f) other privately negotiated sales of Company Securities;

                  (g) upon consummation of or otherwise in connection with a business combination or similar transaction involving the Company that is approved by the Board;

                  (h) sales in a tender offer open to all holders of Company Securities; or

                  (i) put rights and call rights granted in the Second Purchase Agreement.

Notwithstanding anything to the contrary in this Section 3.2, in effecting any sale, transfer of any beneficial interest in or other disposition of Company Securities pursuant to Sections 3.2 (c), (d) and (f), above, the members of the First Reserve Group selling, transferring or disposing such Company Securities shall, unless the Company consents otherwise, use their reasonable best efforts to refrain from knowingly selling, transferring or disposing of such number of Company Securities as represent either the right to acquire or ownership of 5% or more of the Voting Power to any one Person or group of Persons (other than Twin Oaks, Inc.).

         Section 3.3. Proxy Solicitations. First Reserve agrees that as a stockholder, the First Reserve Group shall vote or cause to be voted all Company Securities of which any member of the First Reserve Group is the beneficial owner with respect to each matter submitted to the Company's stockholders providing for, involving, expected to facilitate or that could reasonably be expected to result in a business combination or other change in control of the Company that has not been approved by the Board (including without limitation the election or removal of one or more Company directors or one or more nominees for director proposed by the Board), either (a) in the manner recommended by the Board, or (b) proportionately with all other holders of Company Securities voting with respect to such matter (provided, that the First Reserve Group shall at all times retain the power to vote for the election of the nominee of First Reserve to the Company's Board). First Reserve hereby agrees that it and each member of the First Reserve Group that it controls shall not take any action, or solicit proxies in any fashion, inconsistent with the provisions of this Section 3.3.

         Section 3.4. Groups. First Reserve covenants that it shall not, and that no other member of the First Reserve Group that it controls shall, join a partnership, limited partnership, syndicate or other group, or otherwise act in concert with any other Person, for the purpose of acquiring, holding, voting or disposing of any Company Securities, other than the First Reserve Group itself.

         Section 3.5. Limitation on Covenants. Notwithstanding any provision to the contrary in this Agreement, during any period that any person designated by First Reserve to serve as a Director in accordance with the provisions of
Section 2.1(a) is not serving as a Director as a result of the failure of the Company or the Board to comply with the terms of this Agreement, or if any such designee is not elected by the stockholders (and Section 2.1(a) and Section 2.2 are complied with), then the covenants set forth in this Article 3 shall cease to be effective during such period; provided, however, that if a person designated by First Reserve ceases to be a Director by reason of death or resignation, then the provisions of this Section 3.5 shall not apply if the Board appoints First Reserve's designated replacement to fill any such vacancy within 15 business days after the Company receives notice of such designation. The provisions of this Section 3.5 shall be in addition to any other remedies that First Reserve may have in connection with a breach of the provisions of
Article 2 hereof.

                                    ARTICLE 4
                         LEGEND AND STOP TRANSFER ORDER

         Section 4.1 Legend and Stop Transfer Order. To assist in effectuating the provisions of this Agreement, First Reserve hereby consents: (a) to the placement, on certificates issued with respect to the shares of Common Stock issued to it pursuant to the Purchase Agreements or otherwise promptly after any Company Securities become subject to the provisions of this Agreement, of the following legend on all certificates representing ownership of Company Securities owned of record by any member of the First Reserve Group or by any Person where a member of the First Reserve Group is the beneficial owner thereof, until such shares are sold, transferred or disposed in a manner permitted hereby to a Person who is not then a member of the First Reserve
Group:

         THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO
         THE PROVISIONS OF AN AGREEMENT AMONG, INTER ALIA, PRIDE INTERNATIONAL, INC. AND FIRST RESERVE FUND VIII, L.P., AND MAY NOT BE VOTED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE THEREWITH.
         COPIES OF THE AGREEMENT ARE ON FILE AT THE OFFICE OF THE CORPORATE SECRETARY OF PRIDE INTERNATIONAL, INC.

; and (b) to the entry of stop transfer orders with the transfer agent or agents of Company Securities against the transfer of Company Securities except in compliance with the requirements of this Agreement, or if the Company acts as its own transfer agent with respect to any Company Securities, to the refusal by the Company to transfer any such securities except in compliance with the requirements of this Agreement. The Company agrees to remove promptly all legends and stop transfer orders with respect to the transfer of Company Securities being made to a Person who is not then a member of the First Reserve Group in compliance with the provisions of this Agreement.

                                    ARTICLE 5
                          REGISTRATION RIGHTS AGREEMENT

         Section 5.1. Defined Terms. The following capitalized terms when used in this Registration Rights Agreement shall have the following meanings:

         "Amethyst Registrable Securities" means the shares of Common Stock that
(i) are Registrable Securities and (ii) are received by a member of the First Reserve Group upon exchange of the Exchangeable Stock pursuant to Section 5.10 or 5.11 of the Purchase Agreement or would be received by a member of the First Reserve Group upon exercise of its right to exchange the Exchangeable Stock pursuant to Section 5.10 of the Purchase Agreement.

         "Demand Registration" means a demand registration as defined in Section 5.2(a) hereof.

         "Existing Holders" means the holders of registerable securities in accordance with the terms of the Existing Registration Rights Agreements.

         "Existing Registration Rights Agreements" means that certain (i) Registration Rights Agreement, dated as of September 1, 1993, by and among the Company and Paul A. Bragg, (ii) Registration Rights Agreement, dated as of March 10, 1997, by and among the Company and Ackermans & van Haaran Group and Soletanche Group, and (ii) Registration Rights Agreement, dated as of October 1, 1998, by and among the Company and DWC Amethyst N.V.

         "Holders" means the holders of the Registrable Securities in accordance with the terms of this Registration Rights Agreement.

         "Indemnified Party" has the meaning set forth in Section 5.3(c).

         "Indemnifying Party" has the meaning set forth in Section 5.3(c).

         "Piggyback Registration" means a piggyback registration as defined in
Section 5.2(b) hereof.

         "Prospectus" means the prospectus included in any Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and all other amendments and supplements to the prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

         "Registrable Securities" means (a) all shares of Common Stock issued to First Reserve pursuant to the Purchase Agreements including all shares of Common Stock which may be issued upon exchange of the Exchangeable Stock or otherwise pursuant to the Amethyst Agreement and (b) any other securities issued by the Company after the date hereof with respect to such shares of Common Stock by means of exchange, reclassification, dividend, distribution, split up, combination, subdivision, recapitalization, merger, spin-off, reorganization or otherwise; provided, however, that as to any Registrable Securities, such securities shall cease to constitute Registrable Securities for the purposes of this Registration Rights Agreement if and when: (i) a Registration Statement with respect to the sale of such securities shall have been declared effective by the SEC and such securities shall have been sold pursuant thereto; (ii) such securities shall have been sold in compliance with of all applicable resale provisions of Rule 144 under the Securities Act; (iii) such securities may be sold by the Holder thereof in reliance upon Rule 144(k) (or any successor rule) promulgated under the Securities Act, or (iv) such securities cease to be issued and outstanding for any reason.

         "Registration Statement" means any registration statement filed by the Company that covers any of the Registrable Securities pursuant to the provisions of this Registration Rights Agreement, including the Prospectus included therein, amendments and supplements to such registration statement, including post-effective amendments, all exhibits, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

         "SEC" means the Securities and Exchange Commission, or any successor agency thereto.

         "Securities Act" means the Securities Act of 1933, as amended.

         Section 5.2. Registration Rights

                 (a) Demand Registration. (i) At any time after June 21, 2000, First Reserve may at any time and from time to time make a written request for registration under the Securities Act in a firm commitment underwritten public offering of Registrable Securities owned by them having a good faith estimated public offering price of at least $20 million (a "Demand Registration"); provided that the Company shall not be obligated to effect more than three Demand Registrations in any 12-month period or more than an aggregate of three Demand Registrations pursuant to this

Section 5.2(a). Such request will specify the number of shares of Registrable Securities proposed to be sold. Within five days of such request, the Company shall give written notice of such request to all other Holders of Registrable Securities and shall include in the registration in respect of which notice has been given all Registrable Securities with respect to which the Company has received written requests from Holders for inclusion therein within ten days after the Company's notice regarding such registration has been given as provided herein. If Registrable Securities of other Holders are included in such registration, the Holder or Holders requesting such Demand Registration may reduce the number of shares of Registrable Securities initially specified to be included in such registration in its or their sole discretion; provided, that Registrable Securities having a good faith estimated public offering price of at least $20 million are included in such registration. A registration will not count as a Demand Registration until the Registration Statement filed pursuant to such registration has been declared effective by the SEC and remains effective for the period specified in Section 5.2(d)(i).

                          (ii) The Holder or Holders requesting the Demand
Registration shall select the managing underwriters (including the book running lead managing underwriters) and any additional investment bankers and managers to be used in connection with the offering (unless a member of the First Reserve Group is included among the Holders selling pursuant to such registration, in which case First Reserve shall select such underwriters, investment bankers and managers); provided that the lead managing underwriter must be reasonably satisfactory to the Company.

                          (iii) Neither the Company nor any of its security
holders (other than the Holders of Registrable Securities in such capacity) shall be entitled to include any of the Company's securities in a Registration Statement initiated as a Demand Registration under this Section 5.2(a) without the consent of First Reserve.

                          (iv) In addition to the Demand Registration rights
enumerated above, with respect to the Amethyst Registrable Securities at any time after (X) July 1, 2002 or (Y) such earlier date which is 60 days prior to the date on which the Exchangeable Stock shall have been exchanged for Common Stock pursuant to Section 5.10 or 5.11 of the Purchase Agreement, First Reserve may make a request in writing that the Company file a registration statement under the Securities Act to register under the Securities Act all Amethyst Registrable Securities (whether or not such Amethyst Registrable Securities are then issued and outstanding) for resale on a delayed or continuous basis for a period of one year in an amount equal to the lesser of (A) all such Amethyst Registrable Securities, or (B) the number of Amethyst Registrable Securities that could be sold pursuant to the provisions of Rule 144 by an affiliate of the Company (assuming such Amethyst Registrable Securities were not restricted securities within the meaning of Rule 144) during such one-year period. Such a request (and the related registration) shall be in addition to the Demand Registrations provided for in Section 5.2(a)(i) of this Agreement.

                  (b)Piggyback Registration. If the Company proposes to file a registration statement under the Securities Act with respect to an offering of Common Stock (i) for the Company's own account (other than a registration statement on Form S-4 or S-8 (or any substitute form that may be adopted by the SEC for transactions traditionally registered on Form S-4 or S-8))
      or (ii) for the account of any of its holders of Common Stock, including without limitation, the Existing Holders (other than pursuant to a Demand Registration under Section 5.2(a)), then the Company shall give written notice of such proposed filing to First Reserve as soon as practicable (but in no event later than the earlier to occur of (i) the tenth day following receipt by the Company of notice of exercise of other demand registration rights and (ii) 15 days before the filing date), and such notice shall offer First Reserve the opportunity to register such number of shares of Registrable Securities as First Reserve may request within 10 days after receipt by First Reserve of the Company's notice on the same terms and conditions as the Company's or such holder's Common Stock (a "Piggyback Registration"). First Reserve will be permitted to withdraw all or any part of its Registrable Securities from a Piggyback Registration at any time prior to the date the Registration Statement filed pursuant to such Piggyback Registration becomes effective with the SEC.

                       (c) Reduction of Offering. Notwithstanding anything contained herein, if the Piggyback Registration is an underwritten offering and the lead managing underwriter of such offering delivers a written opinion to the Company that the size of the offering that the Company, First Reserve, the Existing Holders and any other Persons whose securities are proposed to be included in such offering is such that the offering or the offering price would be materially and adversely affected, the Company will include in such Piggyback Registration in the following order of priority (i) first, all of the securities proposed to be registered by the Company (if the offering is for the account of the Company), or, if the offering is for the account of the Existing Holders (or any of them), all of the securities proposed to be registered by such Existing Holders, (ii) second, all of the Registrable Securities requested by First Reserve, and (iii) thereafter, the securities proposed to be registered by any other Persons.

                       (d) Filings; Information. Whenever First Reserve requests that any Registrable Securities be registered pursuant to Section 5.2(a) hereof, the Company will use its reasonable best efforts to effect the registration of such Registrable Securities and to permit the sale of such Registrable Securities in accordance with the intended method of disposition thereof, as promptly as is practicable, and in connection with any such request:

                               (i) the Company will as expeditiously as
      possible, but in no event later than 30 days after receipt of a request to file a registration statement with respect to such Registrable Securities, prepare and file with the SEC a Registration Statement on any form for which the Company then qualifies and which counsel for the Company shall deem appropriate and available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof and which is reasonably satisfactory to First Reserve, and use its reasonable best efforts to cause such Registration Statement to become and remain effective for a period of not less than 90 days (or such shorter period which will terminate when all Registrable Securities covered by such Registration Statement have been sold); provided that if at the time the Company receives a request to file a Registration Statement with respect to Registrable Securities or thereafter, the Company is engaged in confidential negotiations or other confidential business activities, disclosure of which would be required in such Registration Statement or a related prospectus or supplement thereto (but would not be required if such Registration Statement were not filed) and the board of directors of the Company determines in good faith that such disclosure would be materially detrimental to the Company and its stockholders, the Company shall have a period of not more than 120 days (less the number of days during the previous 12 months that the use of a Prospectus was suspended pursuant to Section 5.2(d)(vi) and/or this Section 5.2(d)(i)) within which to file such registration statement measured from the date of the Company's receipt of First Reserve's request for registration in accordance with Section 5.2(a) hereof or to file any supplement required by Section 5.2(d)(vi). The filing of a registration statement may only be deferred once for any potential transaction or event or related transactions or events that could arise as a result of negotiations or other activities and any registration statement whose filing has been deferred as a result shall be filed forthwith if the negotiations or other activities are disclosed or terminated. In order to defer the filing of a registration statement pursuant to this Section 5.2(d)(i), the Company shall promptly, upon determining to seek such deferral, deliver to First Reserve a certificate signed by the President or Chief Financial Officer of the Company stating that the Company is deferring such filing pursuant to this Section 5.2(d)(i).

                               (ii) the Company will prepare and file with the
      SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the period set forth in Section 5.2(d)(i) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement.

                               (iii) the Company will, if requested, prior to
      filing a Registration Statement or any amendment or supplement thereto, furnish to First Reserve and each applicable managing underwriter, if any, copies thereof, and thereafter furnish to First Reserve and each such underwriter, if any, such number of copies of such Registration Statement, amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein) and the Prospectus included in such Registration Statement (including each preliminary Prospectus) as First Reserve or each such underwriter may reasonably request in order to facilitate the sale of the Registrable Securities.

                               (iv) After the filing of the Registration
      Statement, the Company will promptly notify First Reserve of any stop order issued or, to the Company's knowledge, threatened to be issued by the SEC and take all reasonable actions required to prevent the entry of such stop order or to remove it as soon as possible if entered.

                               (v) the Company will use its reasonable best
      efforts to qualify the Registrable Securities for offer and sale under such other securities or blue sky laws of such jurisdictions in the United States as First Reserve reasonably requests; provided that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph 5.2(d)(v), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

                               (vi) the Company will as promptly as is
      practicable notify First Reserve, at any time when a Prospectus is required by law to be delivered in connection with sales by an underwriter or dealer, of the occurrence of any event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable

Securities, such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and promptly make available to First Reserve and to the underwriters any such supplement or amendment. First Reserve agrees that, upon receipt of any notice from the Company of the occurrence of any event of the kind described in the preceding sentence, First Reserve will forthwith discontinue the offer and sale of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until receipt by First Reserve and the underwriters of the copies of such supplemented or amended Prospectus and, if so directed by the Company, First Reserve will deliver to the Company all copies, other than permanent file copies, then in First Reserve's possession of the most recent Prospectus covering such Registrable Securities at the time of receipt of such notice. In the event the Company shall give such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective as provided in Section 5.2(d)(i) by the number of days during the period from and including the date of the giving of such notice to the date when the Company shall make available to First Reserve such supplemented or amended Prospectus.

                          (vii) the Company will enter into customary agreements
(including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the sale of such Registrable Securities.

                          (viii) the Company will furnish to First Reserve and
to each underwriter a signed counterpart, addressed to such underwriter, of an opinion or opinions of counsel to the Company and a comfort letter or comfort letters from the Company's independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the managing underwriter reasonably requests.

                          (ix) the Company will make generally  available to its
security holders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the SEC thereunder.

                          (x) the Company will use its reasonable best efforts
to cause all such Registrable Securities to be listed on each securities exchange or market on which the Common Stock is then listed.

         The Company may require First Reserve to furnish promptly in writing to the Company such information regarding First Reserve, the plan of distribution of the Registrable Securities and other information as the Company may from time to time reasonably request or as may be legally required in connection with such registration.

                 (e) Registration Expenses. In connection with any Demand Registration or any Piggyback Registration, the Company shall pay the following expenses incurred in connection with such registration: (i) filing fees with the SEC; (ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) fees and expenses incurred in connection with the listing of the Registrable Securities; (v) fees and expenses of counsel and independent certified public accountants for the Company and (vi) the reasonable fees and expenses of any additional experts retained by the Company in connection with such registration. In connection with the preparation and filing of a Registration Statement pursuant to Section 5.2(a), the Company will also pay the reasonable fees and expenses of a single legal counsel chosen by First Reserve. First Reserve shall pay any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities and any other expenses of First Reserve.

                 (f) Participation in Underwritten Registrations. No Person may participate in any underwritten registered offering contemplated hereunder unless such Person (a) agrees to sell its securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and this Registration Rights Agreement.

                 (g) Holdback Agreements. First Reserve agrees not to effect any public sale (including a sale pursuant to Rule 144 of the Securities Act) of any Registrable Securities, or any securities convertible into or exchangeable or exercisable for such securities, during the 14 days prior to, and during the 120-day period beginning on, the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration in which First Reserve participates, other than the Registrable Securities to be sold pursuant to such registration statement.

         Section 5.3. Indemnification

                 (a) Indemnification by the Company. The Company agrees to indemnify and hold harmless First Reserve, its general partner, the general partner of the general partner, and the officers and directors of such general partner, and each Person, if any, who controls First Reserve within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities and expenses arising out or based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or prospectus relating to the Registrable Securities or any preliminary Prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities and expenses are caused by any untrue statement or omission or alleged untrue statement or omission based upon information relating to First Reserve or the plan of distribution furnished in writing to the Company by or on behalf of First Reserve expressly for use therein; provided, that the foregoing indemnity with respect to any preliminary Prospectus shall not inure to the benefit of First Reserve if a copy of the most current Prospectus at the time of the delivery of the Registrable Securities was not provided to the purchaser, the Company had previously furnished First Reserve with a sufficient number of copies of the current Prospectus and such current Prospectus would have cured the defect giving rise to such loss, claim, damage or liability. The Company also agrees to indemnify any underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters on substantially the same basis as that of the indemnification of First Reserve provided in this Section 5.3(a).

                 (b) Indemnification by First Reserve. First Reserve agrees to indemnify and hold harmless the Company, its officers and directors, and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to First Reserve, but only with reference to information relating to First Reserve or the plan of distribution furnished in writing by or on behalf of First Reserve expressly for use in any Registration Statement or Prospectus, or any amendment or supplement thereto, or any preliminary Prospectus. First Reserve also agrees to indemnify and hold harmless any underwriters of the Registrable Securities, their officers and directors and each person who controls such underwriters on substantially the same basis as that of the indemnification of the Company provided in this
Section 5.3(b).

                 (c) Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to
Section 5.3(a) or Section 5.3(b), such Person (the "Indemnified Party") shall promptly notify the Person against whom such indemnity may be sought (the "Indemnifying Party") in writing and the Indemnifying Party shall have the right to assume the defense of such proceeding and retain counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party and any others the Indemnifying Party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment

                 (d) Contribution. If the indemnification provided for in this Registration Rights Agreement is unavailable to an Indemnified Party in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the Company and First Reserve and the underwriters in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities. The relative fault of the Company and, First Reserve and the underwriters shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

                 The Company and First Reserve agree that it would not be just and equitable if contribution pursuant to this Section 5.3(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

         Section 5.4. Rule 144. The Company covenants that it will file any reports required to be filed by it under the Securities Act and the Exchange Act and that it will take such further action as First Reserve may reasonably request to the extent required from time to time to enable First Reserve to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rule maybe amended from time to time, or any similar rule or regulation hereafter adopted by the SEC. Upon the request of First Reserve, the Company will deliver to First Reserve a written statement as to whether it has complied with such reporting requirements.

         Section 5.5. Miscellaneous.

                 (a) Notices. Any notice or other communication required or permitted under this Registration Rights Agreement shall be in writing or by telex, telephone or facsimile transmission with subsequent written confirmation, and may be personally served or sent by United States mail and shall be deemed to have been given upon receipt by the party notified. For purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 5.5) shall be as set forth opposite each party's name on the signature page hereof.

                 (b) Termination. This Registration Rights Agreement will terminate upon the earlier of (i) the date upon which the Company and First Reserve mutually agree in writing to terminate this Registration Rights Agreement and (ii) the first date on which there ceases to be any Registrable Securities.

                 (c) Transfer of Registration Rights. The rights of Holders hereunder may be assigned by Holders to a transferee or assignee of any Registrable Securities provided that the Company is given written notice at the time of or within a reasonable time after said transfer, stating the name and address of such transferee or assignee and identifying the securities with respect to which such registration rights are being assigned; and provided further that the registration rights granted by the Company in Section 5.2 may only be transferred to, and the definition of "Holders" shall only include, transferees who meet either of the following criteria: such transferee is (i) a holder of 100,000 or more shares of the Registrable Securities before giving effect to the transfer, (ii) a member of the First Reserve Group, or (iii) a bank, trust company or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form. To the extent the rights under Section 5.2(a) of this Agreement are assigned to multiple Holders, all rights hereunder that may be exercised by the First Reserve Group may only be exercised by one or more Holders holding 50% or more of the Registrable Securities in the aggregate.

                 (d) Waivers and Amendments; Noncontractual Remedies; Preservation of Remedies. This Registration Rights Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Company and the Holders of a majority of the Registrable Securities or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising a right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude a further exercise thereof or the exercise of any other such right, power or privilege, The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any breach of any provision of this Registration Rights Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such breach is based may also be the subject matter of any other provision of this Registration Rights Agreement (or of any other agreement between the parties) as to which there is no breach.

                 (e) Severability. If any provision of this Registration Rights Agreement or the applicability of any such provision to a person or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Registration Rights Agreement or the application of such provision to Persons or circumstances other than those for which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision of this Registration Rights Agreement shall be valid and shall be enforced to the fullest extent permitted by law. To the extent permitted by applicable law each party hereto hereby waives any provision or provisions of law which would otherwise render any provision of this Registration Rights Agreement invalid, illegal or unenforceable in any respect.

                 (f) Successors and Assigns. Subject to Section 5.5(c), this Registration Rights Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the parties hereto.

                 (g) Other Registration Rights Agreements. Without the prior written consent of First Reserve, the Company will neither enter into any new registration rights agreements that conflict with the terms of this Registration Rights Agreement nor permit the exercise of any other registration rights in a manner that conflicts with the terms of the registration rights granted hereunder.

                                    ARTICLE 6
                                  MISCELLANEOUS

         Section 6.1 Termination. Except as provided in Section 5.5(b) as to the Registration Rights Agreement (which shall be governed by such Section 5.5(b)) and this Section 6.1, the respective covenants and agreements of First Reserve and the Company contained in this Agreement will continue in full force and effect until the earliest to occur of either of the following: (i) the Termination Date, or (ii) the sale or other disposition in accordance with this Agreement by the First Reserve Group of Company Securities if after and giving effect to such sale or other disposition, the First Reserve Group beneficially owns in the aggregate Company Securities representing less than 5% of the Voting Power (including all exchangeable and convertible Company Securities on an "as-if" exchanged or converted basis). Upon any termination of this Agreement pursuant to this Section 6.1 all of the obligations of the Company and First Reserve hereunder (other than the Registration Rights Agreement) shall terminate.

         Section 6.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing or by telex, telephone or facsimile transmission with subsequent written confirmation, and may be personally served or sent by United States mail and shall be deemed to have been given upon receipt by the party notified. For purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 6.2) shall be as set forth opposite each party's name on the signature page hereof.

         Section 6.3 Waivers and Amendments; Noncontractual Remedies; Preservation of Remedies. Other than with respect to the provisions of the Registration Rights Agreement, which shall be governed by Section 5.5(d), this Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Company and the holders of a majority of the Company Securities held by the First Reserve Group or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising a right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude a further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any breach of any provision of this Agreement (other than the Registration Rights Agreement, which shall be governed by Section 5.5(d)) shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such breach is based may also be the subject matter of any other provision of this Agreement (or of any other agreement between the parties) as to which there is no breach.

         Section 6.4 Severability. If any provision of this Agreement or the applicability of any such provision to a person or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to persons or circumstances other than those for which it is so determined to be invalid and unenforceable; shall not be affected thereby, and each provision of this

Agreement shall be valid and shall be enforced to the fullest extent permitted by law. To the extent permitted by applicable law each party hereto hereby waives any provision or provisions of law which would otherwise render any provision of this Agreement invalid, illegal or unenforceable in any respect.

         Section 6.5 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts and when so executed shall constitute one Agreement, notwithstanding that all parties are not signatories to the same counterpart.

         Section 6.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, without giving effect to the conflict of laws principles of such state

         Section 6.7 Successors and Assigns. Subject to the transfer restrictions contained in this Agreement, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the parties hereto.


            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

         IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.


Address:                                     PRIDE INTERNATIONAL, INC.

5847 San Felipe Road, Suite 3300             By:
Houston, Texas 77057                              ------------------------------
Attn: Mr. Paul A. Bragg                           Paul A. Bragg
Fax: 713-789-1430                                 President and Chief Executive
                                                      Officer


Address:                                     FIRST RESERVE FUND VIII, L.P.
600 Travis, Suite 6000
Houston, Texas 77002                         By: First Reserve GP VIII, L.P.,
Attn: Ben A. Guill                                 its General Partner
Fax: 713-224-0771
                                             By: First Reserve Corporation,
                                                   its General Partner

                                                 By:
                                                     ---------------------------
                                                     Thomas R. Denison
                                                            Managing Director


Address:                                     FIRST RESERVE FUND VII, L.P.
600 Travis, Suite 6000
Houston, Texas 77002                         By: First Reserve GP VIII, L.P.,
Attn: Ben A. Guill                                  its General Partner
Fax: 713-224-0771
                                             By: First Reserve Corporation,
                                                   its General Partner

                                                 By:
                                                     ---------------------------
                                                     Thomas R. Denison
                                                            Managing Director